Exhibit 99.1
JOINT FILING AGREEMENT

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Class B Subordinate Voting Shares, without par value, of Xanadu Quantum Technologies Limited shall be filed on behalf of each of the undersigned and that this Joint Filing Agreement shall be filed as an exhibit to such Schedule 13G. As contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

GIC Private Limited

Signature:	/s/ Wong Hui Ping
Name/Title:	Wong Hui Ping/Senior Vice President
Date:	April 7, 2026

Signature:	/s/ Lim Bee Peng
Name/Title:	Lim Bee Peng/Senior Vice President
Date:	April 7, 2026

GIC Special Investments Private Limited

Signature:	/s/ Sensen Lin
Name/Title:	Sensen Lin/Authorized Signatory for GIC SI
Date:	April 7, 2026

Aurora Investment Pte Limited

Signature:	/s/ Maria Lim Peiyu
Name/Title:	Maria Lim Peiyu/Vice President
Date:	April 7, 2026